EXHIBIT 99.1

Daybreak Announces New Partner in California Oil Project

SPOKANE, Washington, June 11, 2009 -- Daybreak Oil and Gas, Inc., (OTC Bulletin Board: DBRM) (“Daybreak” or the “Company”) a Washington Corporation, is pleased to announce that O&G Energy Partners, LLC and its partners (“O&G”) have acquired a 25% working interest in Daybreak’s East Slopes Project located in the southern San Joaquin Basin, California.  Daybreak recently acquired this interest from its original partners in the East Slopes Project, when the original partners defaulted in their financial obligations with respect to the project.  Daybreak will receive total compensation in the amount of $1,212,500; of which $512,500 in cash was received at today's closing; and, a future production payment of $700,000 to be payable out of production from (a) 25% of the purchasing party's net revenue from the Sunday #1 and Bear # 1 wells; and, (b) 50% of their net revenue from all future wells. O&G will also assign to Daybreak a 25% participating interest in a 14,100 acre Seismic Option Area under lease in Kern County, California.  This acreage is immediately north of the East Slopes Project area.

James F. Westmoreland, President and Chief Executive Officer, stated, “We are very pleased with our new partners.  The principals are very experienced in the oil and gas business and will bring added value and financial stability to our project.  Also by participating in the Seismic Option Area, Daybreak was able to expand its exploration exposure to the north of our Sunday and Bear discoveries.  We plan to shoot the seismic over the acreage during 2010.”

Daybreak Oil and Gas, Inc. is an independent oil and gas company engaged in the exploration, development and production of oil and gas.  The Company holds projects in Alabama, California, and Louisiana.

For more information about Daybreak Oil and Gas, Inc., please visit its website at www.daybreakoilandgas.com.

Contact:

Ed Capko Telephone: 815-942-2581
Investor Relations Email: edc@daybreakoilandgas.com

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.